SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  GRESHAM  VARIABLE  INSURANCE  SERIES  TRUST

Address  of  Principal  Business  Office:

     565  Fifth  Avenue,  Third  Floor
     New  York,  NY  10017

Telephone  Number:  (212)  984-1420

Name  and  Address  of  Agent  for  Service  of  Process:

     Jonathan  Spencer
     565  Fifth  Avenue,  Third  Floor
     New  York,  NY  10017


Check  Appropriate  Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes
[  ] No

                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 17th day of December, 1996.

                                SIGNATURE: GRESHAM  VARIABLE
                                           INSURANCE  SERIES  TRUST


                                       By: /s/ DR. HENRY G. JARECKI
                                           ___________________________________
                                               Dr. Henry G. Jarecki

ATTEST: /s/ JONATHAN SPENCER
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